EXHIBIT 2

                                                    VINSON & ELKINS L.L.P.
                                                    THE WILLARD OFFICE BUILDING
VINSON & ELKINS                                     1455 PENNSYLVANIA AVE., N.W.
Attorneys At Law                                    WASHINGTON, D.C. 20004-1008
                                                    TELEPHONE (202) 639-6500
                                                    FAX (202) 639-6604
                                                    www.velaw.com

                                                    ADAM WENNER
                                                    Direct Dial 6533
                                                    Direct Fax 6604
                                                    awenner@velaw.com


                                  March 7, 2002



U.S. Securities and Exchange Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Re:  Duke  Energy  Corporation,  Form  U-1  Application-Declaration, File No.
     70-10013

Ladies and Gentlemen:

     We  refer  to  the  Form  U-1  Application-Declaration  (the
"Application-Declaration") filed by Duke Energy Corporation ("Duke Energy"), a North Carolina corporation. Capitalized terms and parties not defined herein shall have the meanings ascribed to such terms and parties in the Application-Declaration.

     In the Application-Declaration, Duke Energy applies under Section 3(b) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), for an order from the Securities and Exchange Commission (the "SEC") to exempt the following companies from the provisions of the 1935 Act: Union Gas Limited, Pacific Northern Gas Ltd. and P.T. Puncakjaya (collectively, the "Non-U.S. Utilities"). Duke Energy has entered into an agreement with Westcoast Energy Inc. ("Westcoast"), a corporation organized under the laws of Canada, to acquire the stock of Westcoast. The Non-U.S. Utilities are subsidiaries of Westcoast that operate exclusively outside the United States. We have acted as counsel for Duke Energy in connection with this Application-Declaration.

     The opinions expressed below in respect of the Acquisition described in the Application-Declaration are subject to the following assumptions or qualifications:

     a. The Acquisition shall have been duly authorized and approved by the Board of Directors of Duke Energy;

     b. The SEC shall have duly entered an appropriate order exempting the Non-U.S. Utilities without qualification pursuant to section 3(b) of the 1935 Act from all obligations, duties or liabilities imposed on them as subsidiary companies of a holding company, granting the Application-Declaration and permitting the Application-Declaration to become effective with respect to the Acquisition;

     c. The Acquisition shall have been consummated in accordance with all approvals, authorizations, consents, certificates and orders of any applicable state commission or



  AUSTIN - BEIJING - DALLAS - HOUSTON - LONDON - MOSCOW - NEW YORK - SINGAPORE
                               - WASHINGTON, D.C.

U.S. Securities and Exchange Commission
Page 2
March 7, 2002


     regulatory authority required for the consummation of the Acquisition, and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect;

     d. The Acquisition shall have been consummated in accordance with the Application-Declaration;

     e. In rendering opinions number 1 and 2 below, we have relied exclusively on a legal opinion of even date herewith from in-house counsel to Duke Energy. In rendering opinion number 3 below, we have relied exclusively, with respect to Canadian law, on a legal opinion of even date herewith from Stikeman Elliott, Duke Energy's Canadian counsel for the Acquisition, and, with respect to North Carolina and South Carolina law, on a legal opinion of even date herewith from in-house counsel to Duke Energy;

     f. Opinion number 2 below is limited to the laws of the States of North Carolina and South Carolina, which, according to a legal opinion of even date herewith from in-house counsel to Duke Energy, are the only states in which Duke Energy is engaged in the business of a public utility company, as defined under the 1935 Act;

     g. Opinion number 3 below is limited to (i) the laws of Canada and the province of British Columbia, which according to the legal opinion of even date herewith from Stikeman Elliott, Duke Energy's Canadian counsel for the Acquisition, is the only Canadian jurisdiction governing the Plan of Arrangement, pursuant to which the acquisition of securities of Westcoast contemplated by the Acquisition will occur, (ii) the laws of the States of North Carolina and South Carolina, which, according to the legal opinion of even date herewith from in-house counsel to Duke Energy, are the only states in which Duke Energy is engaged in the business of a public utility company, as defined in the 1935 Act, and (iii) the federal laws of the United States;

     h. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that:

     1. Duke Energy is validly organized and duly existing under the laws of the State of North Carolina.

     2. Duke Energy will have complied with all State laws applicable to the Acquisition.

     3. Duke Energy will, indirectly through a subsidiary, legally acquire the common shares of Westcoast in connection with the Acquisition, which are the only securities being acquired in this Acquisition.

     We hereby consent to the use of this opinion as an exhibit to the Application-Declaration. We have offices in the States of New York and Texas and in Washington, D.C., and our opinions herein are limited to the laws of such jurisdictions and the federal laws of the United States. The opinions set forth herein are issued and expressed as of the date hereof. We do not assume or undertake any responsibility to

U.S. Securities and Exchange Commission
Page 3
March 7, 2002

advise you of changes in either fact or law which may come to our attention after the date hereof.


                                Very truly yours,



                                VINSON & ELKINS  L.L.P.